Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS RECEIVES ADVERSE U.K. VAT RULING

NEW YORK, N.Y., June 30, 2008 – Weight Watchers International, Inc. (NYSE: WTW) today announced that on June 25, 2008 it received an adverse ruling from the U.K. Court of Appeal with respect to the imposition of value added tax, or VAT, on Weight Watchers meetings fees collected since April 1, 2005 by the Company’s subsidiary, Weight Watchers (UK) Limited.

The Company previously disclosed that this adverse ruling, if received, would result in a total estimated amount owed of approximately $50 million at December 29, 2007, covering the period April 1, 2005 through the end of fiscal 2007. At the time of that disclosure, the Company recorded a charge of approximately $23 million in accordance with SFAS 5, Accounting for Contingencies. Therefore, as a result of this ruling, in the second quarter of fiscal 2008, the Company will record a charge in the amount not previously reserved for U.K.VAT for this prior period, currently estimated to be approximately $28 million inclusive of interest accruing on this amount through the second quarter of fiscal 2008. This incremental charge equates to a one-time reduction to 2008 earnings per fully diluted share of approximately $0.22.

On a going forward basis, the Company will record VAT charges associated with U.K. meeting fees as earned, consistent with this ruling. The additional 2008 annualized charges for U.K. VAT resulting from this ruling are estimated to be approximately $9 million. These additional charges are expected to have the impact of reducing fiscal 2008 earnings per fully diluted share by approximately $0.07, of which approximately $5 million, or $0.04 per fully diluted share, is expected to be charged in the second quarter of 2008 reflecting the additional VAT for both the first and second quarters of fiscal 2008.

In summary, as a result of this ruling, the Company expects to incur a charge in the second quarter of 2008 for the period April 1, 2005 through the end of the second quarter of 2008 of approximately $33 million, or $0.26 per fully diluted share. Both the prior period and the 2008 additional reduction to 2008 earnings per fully diluted share were not included in the Company’s full year 2008 earnings guidance range.

As previously disclosed, for over a decade prior to April 1, 2005, Her Majesty’s Revenue and Customs, or HMRC, had determined that Weight Watchers meetings fees in the U.K. were only partially subject to 17.5% standard rated VAT. In March 2005, HMRC reversed its prior determinations and ruled that meetings fees in the U.K. should be fully subject to 17.5% VAT. It was the Company’s view that HMRC’s prior determinations should remain in effect and the Company successfully appealed HMRC’s new determination to the U.K. VAT and Duties Tribunal, which ruled on March 8, 2007 that meetings fees should only be partially subject to 17.5% VAT. HMRC appealed this ruling to the U.K. High Court of Justice, which on January 21, 2008 upheld the VAT Tribunal’s decision in part and reversed its decision in part. Both the Company and HMRC appealed the High Court’s decision to the U.K. Court of Appeal.

On June 25, 2008, the U.K. Court of Appeal issued its ruling that Weight Watchers meetings fees in the U.K. were fully subject to 17.5% VAT, reversing the U.K. VAT Tribunal’s 2007 decision in favor of the Company. The Company is reviewing its options, including whether to seek permission to appeal the Court of Appeal’s ruling to the U.K. House of Lords.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 50,000 weekly meetings where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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